                                                           REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                 OMNICARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                    31-1001351
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

       50 EAST RIVERCENTER BLVD. - SUITE 1530, COVINGTON, KENTUCKY 41011;
                                 (606) 655-1180
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CHERYL D. HODGES
                         C/O OMNICARE MANAGEMENT COMPANY
                     2800 CHEMED CENTER, 255 E. FIFTH STREET
                     CINCINNATI, OHIO 45202; (513) 762-6666
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

          MORTON A. PIERCE                               JOSEPH M. RIGOT
          RICHARD D. PRITZ                          THOMPSON HINE & FLORY LLP
        DEWEY BALLANTINE LLP                       2000 COURTHOUSE PLAZA N.E.
     1301 AVENUE OF THE AMERICAS                    DAYTON, OHIO 45401-8801
      NEW YORK, NEW YORK 10019

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                           CALCULATION OF REGISTRATION FEE
============================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES  AMOUNT TO BE      PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM        AMOUNT OF
       TO BE REGISTERED              REGISTERED           PRICE PER SHARE(1)       AGGREGATE OFFERING    REGISTRATION FEE
                                                                                       PRICE (1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock.....................     268,386              $38.03                      $10,206,719.58        $3,010.98
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low reported prices of the Common Stock on the New York Stock Exchange Composite Tape on March 13, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 OMNICARE, INC.

                                  COMMON STOCK

         This Prospectus covers the offering for resale of 268,386 shares (the "Shares") of Common Stock, par value $1.00 per share, of Omnicare, Inc. ("Omnicare" or the "Company") by the Selling Stockholders named herein under "Selling Stockholders," who either (a) acquired the Shares pursuant to a purchase agreement entered into in connection with the acquisition of certain assets of Jacobs Drug, Inc., d/b/a Jacobs Health Care Systems ("Jacobs") or (b) acquired or have the right to acquire the Shares pursuant to warrants issued as compensation for consulting services provided or to be provided to Omnicare. Omnicare will not receive any proceeds from the sale of the Shares covered by this Prospectus.

         The Common Stock is listed on the New York Stock Exchange under the symbol OCR.

         The Shares covered by this Prospectus may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable.

         Certain persons who sell the Shares covered by this Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Act with respect to the sale of such securities.

                           --------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION NOR HAS THE
                      SECURITIES AND EXCHANGE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                           --------------------------


                  The date of this Prospectus is March __, 1998

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

         Omnicare is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (Symbol: OCR), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, as amended, June 30, 1997 and September 30, 1997, as amended; the Company's Current Reports on Form 8-K dated January 31, 1997, February 6, 1997, May 31, 1997, August 6, 1997, August 8, 1997, September
12, 1997 (as amended September 29, 1997 and December 4, 1997), December 1, 1997, December 10, 1997 and February 18, 1998; and the Company's Form 8-A Registration Statement filed September 14, 1993 are hereby incorporated by reference in this Prospectus. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Omnicare, Inc., 50 East RiverCenter Blvd. -- Suite 1530, Covington, Kentucky 41011, Attention: Corporate Secretary -- Cheryl
D. Hodges (telephone: (606) 291-6800).

                                 THE COMPANY

         Omnicare is a leading independent provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The Company purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. The Company also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, the Company provides ancillary services, such as infusion therapy, distributes medical supplies and offers clinical care plan and financial software information systems to its client nursing facilities. The Company currently provides these services to approximately 448,600 residents in over 5,500 nursing homes and other long-term care facilities in 37 states.

         The Company's executive offices are located at 50 East RiverCenter Blvd. - Suite 1530, Covington, Kentucky 41011, and its telephone number is (606) 655-1180.


                             SELLING STOCKHOLDERS

         Set forth below for each of the Selling Stockholders, who acquired Shares in connection with the issuance of warrants and the acquisitions identified on the cover page of this Prospectus, are the maximum number of Shares that may be sold by such Selling Stockholder hereunder.


SELLING STOCKHOLDER                                    NUMBER OF SHARES OWNED
-------------------                                    ----------------------

Jacobs Drug, Inc.                                            154,386(1)
Stern Stewart & Co.                                          114,000(2)

---------------------
(1) These Shares were acquired by Jacobs pursuant to an acquisition agreement dated January 5, 1997 between the Company and Jacobs under which the Company acquired certain assets of Jacobs.

(2) These Shares are issuable upon the exercise of warrants (which warrants are not exercisable prior to November 5, 1999) at an exercise price of $35 per share. The warrants were acquired as compensation for consulting services provided or to be provided by the Selling Stockholder to the Company.



                              PLAN OF DISTRIBUTION

         The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling Shares to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of Shares for whom they may act as agent.

                           DESCRIPTION OF COMMON STOCK

         The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock have one vote on any matter submitted to the vote of stockholders. The Common Stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Common Stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of Common Stock are fully paid and nonassessable. The Board of Directors, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications.

         With certain exceptions, in the event a person owns 10% or more of the Company's stock entitled to vote, the approval of holders of a majority of the shares not so owned is required to authorize (1) any merger of the Company with such person,
(2) any sale, lease or other disposition of all or substantially all of the Company's assets to such person or (3) certain issuances and transfers of securities of the Company to such person. Directors may be removed without cause only by the affirmative vote of the holders of two-thirds of the Company's capital stock entitled to vote on the election of directors. The Board of Directors of the Company, when evaluating any offer of another person to make a tender or exchange offer, merge or purchase or otherwise acquire all or substantially all of the assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including the social and economic effects on employees, customers, suppliers and other constituents of Omnicare and on the communities in which Omnicare operates or is located. The sections of the Company's Restated Certificate of Incorporation described in this paragraph may not be altered, amended or repealed without approval of the holders of two-thirds of the outstanding shares of each class entitled to vote thereon as a class.


                                     EXPERTS

         The audited financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended on Form 10-K/A filed August 6, 1997) have been so incorporated in reliance on the report of Price Waterhouse LLP to the extent and for the periods appearing therein, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements of American Medserve Corporation as of December 31, 1996 and 1995 and for the year ended December 31, 1996, the six months ended December 31, 1995 and the year ended June 30, 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 12, 1997 (as amended September 29, 1997 and December 4, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby by the Selling Stockholders will be passed upon for the Company by Thompson Hine & Flory LLP.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemized statement of the expenses (all but the SEC fees are estimates) in connection with the issuance of the Shares being registered hereunder. All such expenses will be borne by the Company.


SEC Registration Fee............................................  $ 3,010.98
Legal Fees and expenses.........................................  $ 6,000.00
Accounting fees and expenses....................................  $ 2,500.00
Miscellaneous...................................................  $ 5,989.02
                                                                  ----------
         Total..................................................  $17,500.00
                                                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Restated Certificate of Incorporation and Bylaws of Omnicare, and separate Indemnification Agreements, provide for the indemnification of each director and officer of Omnicare in connection with any claim, action, suit or proceeding brought or threatened by reason of his or her position with Omnicare. In addition, the General Corporation Law of the State of Delaware ("Delaware Law") permits Omnicare to indemnify its directors, officers and others against judgments, fines, amounts paid in settlement and attorneys' fees resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified in the Delaware Law.

         The Company's directors and officers are, in addition, insured against loss arising from any claim against them or a wrongful act or omission with certain exceptions and limitations.

ITEM 16. EXHIBITS.

         Each of the following Exhibits is filed herewith or incorporated by reference in this Registration Statement.

Exhibit
Number                     Description of Exhibit

3(a) Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to Registration Statement No. 33-59689).

3(b) Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(b) to Registration Statement No. 333-7695) .

3(c) By-laws of the Company, as amended (incorporated by reference to Exhibit 3 of the Company's 1994 Annual Report on Form 10-K).

5 Opinion of Thompson Hine & Flory LLP with respect to the legality of the securities being registered.

23(a)    Consent of Price Waterhouse LLP.
23(b)    Consent of Ernst & Young LLP.

23(c)    Consent of Thompson Hine & Flory LLP (contained in Exhibit 5).

24       Power of Attorney (included on signature page).


ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on the 16th day of March, 1998.

                                    OMNICARE, INC.


                                    By: /s/ JOEL F. GEMUNDER
                                       -----------------------------------------
                                       Joel F. Gemunder
                                       President

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Edward L. Hutton, Joel
F. Gemunder and Cheryl D. Hodges, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       Signatures                       Title                        Date
       ----------                       -----                        ----


/s/ EDWARD L. HUTTON          Chairman and Director (Principal   March 16, 1998
-------------------------     Executive Officer)
Edward L. Hutton


/s/ JOEL F. GEMUNDER          President and Director (Principal  March 16, 1998
-------------------------     Executive Officer)
Joel F. Gemunder


/s/ DAVID W. FROESEL, JR.     Senior Vice President and Chief    March 16, 1998
-------------------------     Financial Officer (Principal
David W. Froesel, Jr.         Financial Officer and Principal
                              Accounting Officer)

/s/ Ronald K. Baur
--------------------------    Director                           March 16, 1998
Ronald K. Baur


/s/ KENNETH W. CHESTERMAN
--------------------------    Director                           March 16, 1998
Kenneth W. Chesterman


/s/ Charles H. Erhart, Jr.
--------------------------    Director                           March 16, 1998
Charles H. Erhart, Jr.


/s/ MARY LOU FOX
--------------------------    Director                           March 16, 1998
Mary Lou Fox


/s/ CHERYL D. HODGES
--------------------------    Director                           March 16, 1998
Cheryl D. Hodges


/s/ THOMAS C. HUTTON
--------------------------    Director                           March 16, 1998
Thomas C. Hutton


/s/ PATRICK E. KEEFE
--------------------------    Director                           March 16, 1998
Patrick E. Keefe


/s/ SANDRA E. LANEY
--------------------------    Director                           March 16, 1998
Sandra E. Laney


/s/ ANDREA R. LINDELL
--------------------------    Director                           March 16, 1998
Andrea R. Lindell


/s/ SHELDON MARGEN
--------------------------    Director                           March 16, 1998
Sheldon Margen

/s/ KEVIN J. McNAMARA
--------------------------    Director                           March 16, 1998
Kevin J. McNamara


/s/ JOHN M. MOUNT
--------------------------    Director                           March 16, 1998
John M. Mount


/s/ D. WALTER ROBBINS, JR.
--------------------------    Director                           March 16, 1998
D. Walter Robbins, Jr.

                                INDEX TO EXHIBITS
                                -----------------


Exhibit
Number                     Description
------                     -----------

3(a) Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to Registration Statement No. 33-59689).

3(b) Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(b) to Registration Statement No. 333-7695).

3(c) By-laws of the Company, as amended (incorporated by reference to Exhibit 3 of the Company's 1994 Annual Report on Form 10-K).

5 Opinion of Thompson Hine & Flory LLP with respect to the legality of the securities being registered.

23(a)             Consent of Price Waterhouse LLP.

23(b)             Consent of Ernst & Young LLP.

23(c)             Consent of Thompson Hine & Flory LLP (contained in
                  Exhibit 5).

24                Power of Attorney (included on signature page).